                                    FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                  Commission File Number   33-67866-01
                                           -----------

                              A I M Advisors, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        11 Greenway Plaza, Suite 1919, Houston, TX 77046  (713) 626-1919
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Guarantee of Senior Notes due 2003*
--------------------------------------------------------------------------------
   (Title of each class of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)   [ ]                  Rule 12h-3(b)(1)(ii)   [ ]
       Rule 12g-4(a)(1)(ii)  [ ]                  Rule 12h-3(b)(2)(i)    [ ]
       Rule 12g-4(a)(2)(i)   [ ]
       Rule 12g-4(a)(2)(ii)  [ ]                  Rule 12h-3(b)(2)(ii)   [ ]
       Rule 12h-3(b)(1)(i)   [ ]                  Rule 15d-6             [X]

     Approximate number of holders as of the certification or notice date:

  51
----------

         Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  January 27, 1997                By:   /s/ CAROL F. RELIHAN
      -----------------------          ----------------------------------------
                                       Carol F. Relihan, Senior Vice President
                                                 & General Counsel

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

*Issued by A I M Management Group Inc.